UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): December 3, 2021

Decibel Therapeutics, Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware	001-40030	46-4198709
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1325 Boylston Street, Suite 500 Boston, Massachusetts	02215
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (617) 370-8701

Not applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock, $0.001 par value per share	DBTX	Nasdaq Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Resignation of Director

On December 3, 2021, Christine Poon notified Decibel Therapeutics, Inc. (the “Company”) of her decision to resign as a member of the Board of Directors of the Company (the “Board”), effective immediately. With the resignation, Ms. Poon also resigned as a member of the Company’s Audit Committee. Ms. Poon informed the Company that her resignation was not related to any disagreement with the Company on any matter relating to its operations, policies or practices.

Election of New Directors

On December 3, 2021, in accordance with the recommendation of the Nominating and Corporate Governance Committee of the Board, the Board elected Alison C. Finger and Saraswathy Nochur, Ph.D. as members of the Board, effective immediately.

Alison C. Finger was elected to serve as a Class I director of the Board, until the Company’s 2022 annual meeting of stockholders and until the election and qualification of her successor and subject to her earlier death, resignation or removal. Ms. Finger will also serve on the Audit Committee of the Board. Saraswathy Nochur was elected to serve as a Class II director of the Board, until the Company’s 2023 annual meeting of stockholders and until the election and qualification of her successor and subject to her earlier death, resignation or removal. Dr. Nochur has not been appointed to serve on any committees of the Board.

The Board has determined that each of Ms. Finger and Dr. Nochur are “independent” directors under the Nasdaq rules.

Ms. Finger and Dr. Nochur will receive compensation for their service as non-employee directors in accordance with the Company’s director compensation program, including an automatic grant to each upon their election of a nonqualified stock option to purchase 20,000 shares of the Company’s common stock at an exercise price equal to $6.20 per share, the closing price of the Company’s common stock on the date of grant, which option will vest and become exercisable in equal monthly installments over the next three years, subject to the respective director’s continued service. Each of Ms. Finger and Dr. Nochur will also be entitled to receive annual cash retainers for her service as a director, plus additional cash compensation for any Board committee service, and annual equity grants in accordance with the director compensation program.

There are no arrangements or understandings between Ms. Finger or Dr. Nochur and any other persons pursuant to which either was elected as a director. Neither Ms. Finger nor Dr. Nochur has any family relationships with any of the Company’s directors or executive officers. There are no transactions and no proposed transactions between either of Ms. Finger or Dr. Nochur and the Company that would be required to be disclosed pursuant to Item 404(a) of Regulation S-K.

Each of Ms. Finger and Dr. Nochur will enter into the Company’s standard form of indemnification agreement. The form of the indemnification agreement was filed as Exhibit 10.1 to the Company’s Registration Statement on Form S-1 filed with the U.S. Securities and Exchange Commission on January 22, 2021.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DECIBEL THERAPEUTICS, INC.

Date: December 7, 2021	By:	/s/ Laurence Reid
Name: Laurence Reid, Ph.D.
Title: President and Chief Executive Officer